Exhibit 2.1

FIRST AMENDMENT

TO

CONTRIBUTION AGREEMENT

THIS FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”), dated as of August 1, 2013, is entered into by and between Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership (“Contributor”), and Spectra Energy Partners, LP, a Delaware limited partnership (“SEP”), each a “Party” and, together, the “Parties.”

RECITALS

WHEREAS, the Parties have entered into that certain Contribution Agreement dated as of May 2, 2013 (the “Contribution Agreement”); and

WHEREAS, the Parties desire to amend the Contribution Agreement as described in this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.1 Definitions. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth (or otherwise provided for) in the Contribution Agreement.

Section 1.2 Amendment to Fifth Recital. The fifth recital of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, prior to the Closing (as defined below):

(a) Spectra Energy Corp intends to cause Spectra Energy Southeast Pipeline Corporation, a Delaware corporation (“SE Southeast Pipeline”) to form Spectra Energy Express Holding II, LLC (“SE Express Holding II”), a new Delaware limited liability company, as a direct, wholly-owned subsidiary of SE Southeast Pipeline;

(b) next, Spectra Energy Corp intends to cause Spectra Energy Partners GP, LLC, a Delaware limited liability company (“SEP GP LLC”), to make an entity classification election for Tax purposes, causing it to become treated as a corporation for federal Tax purposes;

(c) next, Spectra Energy Corp intends to cause Spectra Energy Transmission, LLC, a Delaware limited liability company, to contribute its 100% limited liability company interests in SEP GP LLC to SE Southeast Pipeline;

(d) next, Spectra Energy Corp intends to cause SE Express Holding to contribute its 100% unlimited liability company interests in SE US Restructure Co to U.S. Holdco;

(e) next, Spectra Energy Corp intends to cause SE Express Holding to merge with and into SE Express Holding II, with SE Express Holding II as the surviving entity;

(f) next, Spectra Energy Corp intends to cause SE Express Holding II to distribute its 100% ownership interest in Spectra Energy Express Pipeline (Canada), Inc., a Delaware corporation, to SE Southeast Pipeline;

(g) next, Spectra Energy Corp intends to cause SE Southeast Pipeline to contribute its 99% limited liability company interest in SE Express Holding II to Contributor;

(h) next, Spectra Energy Corp intends to cause SE Southeast Pipeline to contribute a 1% limited liability company interest in SE Express Holding II to SEP GP LLC;

(i) next, Spectra Energy Corp intends to cause SEP GP LLC to contribute its 1% limited liability company interest in SE Express Holding II to Contributor;

(j) next, Spectra Energy Corp intends to cause SE Express Holding II to distribute a 40% limited liability company interest in U.S. Holdco to Contributor (the actions to be taken in clauses (a) through (j) above, collectively, the “Restructuring”);”

Section 1.3 Amendments to Section 1.1.

(a) Section 1.1 of the Contribution Agreement is hereby amended by adding the following defined terms to such Section in the appropriate alphabetical order:

(i) ““SE Express Holding II” has the meaning set forth in the recitals.”

(ii) ““SEP GP LLC” has the meaning set forth in the recitals.”

(b) Section 1.1 of the Contribution Agreement is hereby amended by deleting the defined term “SE Transmission” from such Section.

(c) Section 1.1 of the Contribution Agreement is hereby amended by amending and restating each of the following defined terms their entireties to read as follows:

(i) ““Base Cash Distribution” means an amount equal to $199,290,312.40.”

(ii) ““Common Unit Consideration” means the number of Common Units that is computed by (a) multiplying $318,820,000 by 98% and (b) dividing the resulting amount by the Per Unit Value; provided, however, that if the number of Common Units so computed is not a whole number, such number shall be rounded to the nearest whole number of Common Units (and a 0.5 Common Unit shall be rounded to the next higher Common Unit).”

(iii) ““GP Unit Consideration” means the number of General Partner Units that is computed by (a) multiplying $318,820,000 by 2% and (b) dividing the resulting amount by the Per Unit Value; provided, however, that if the number of General Partner Units so computed is not a whole number, such number shall be rounded to the nearest whole number of General Partner Units (and a 0.5 General Partner Unit shall be rounded to the next higher General Partner Unit).”

Section 1.4 Amendment to Section 2.5. Section 2.5 of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

Closing. The Closing shall take place at the offices of Sidley Austin LLP, 1000 Louisiana, Ste. 6000, Houston, Texas 77002 at 9:00 a.m. (Central Time), on the later of (a) July 1, 2013 and (b) the first Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other time and place as the Parties may all agree. Upon the occurrence of the Closing, the time and date that the applicable Transactions become effective shall be 12:01 a.m. (Central Time) on the Closing Date.”

Section 1.5 Amendment to Section 10.4(c). Section 10.4(c) of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“In no event shall Contributor’s aggregate liability to the SEP Indemnified Parties for Losses with respect to the matters contained in Section 10.2(a)(i) exceed $156 million less Losses claimed under the Securities Purchase Agreement or the Original Purchase Agreement, without duplication, and recovered under either such agreement (the “Cap”), except with respect to (i) Taxes or (ii) any Loss arising out of any breach of (A) any representation or warranty in Section 5.16 or (B) any of the Fundamental Representations, in which case Contributor’s aggregate liability to SEP Indemnified Parties pursuant to Section 10.2(a)(i) for such Losses shall not exceed $379,290,312.40.”

Section 1.6 Miscellaneous. All Sections of Article XI of the Contribution Agreement are hereby incorporated in this Amendment by reference, provided that any references in any Sections of Article XI to the “Agreement” or similar references shall be substituted for references to this Amendment. Except as modified herein, the terms of the Contribution Agreement remain in full force and effect, and all references therein to the “Agreement” shall be deemed to mean the Contribution Agreement as amended by this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this First Amendment to Contribution Agreement has been duly executed by the authorized representative of each signatory set forth below as of the date first written above.

CONTRIBUTOR:

SPECTRA ENERGY PARTNERS (DE) GP, LP

By:	Spectra Energy Partners GP, LLC, its general partner

By:	/s/ Guy G. Buckley
Guy G. Buckley Vice President and Treasurer

SEP:

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP,
its general partner

	By:	Spectra Energy Partners GP, LLC,
its general partner

	By:	/s/ Julie A. Dill
Julie A. Dill
President and Chief Executive Officer

[Signature Page to First Amendment to Contribution Agreement]